Exhibit 99.1

PHI Group to Qualify for Nasdaq with Acquisition of New Vietnamese Plastic Manufacturing Company

New York, NY, Aug. 06, 2018 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB: PHIL), a U.S. diversified holding company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations, today announced that it has terminated the previously announced agreement to acquire a majority interest in an undisclosed Vietnamese plastic manufacturing company and has signed a new agreement to acquire fifty-one percent of Vinafilms JSC (www.vinafilms.com.vn), a more suitable target for creating a platform to consolidate other businesses in the same industry.

Vinafilms, a profitable privately-owned Vietnamese company that has been in business for more than thirteen years, has recently installed a German state-of-the-art processing system and plans to add two more of these to meet the growing market demand as well as engage in a joint venture with another local plastic manufacturing company. The combined revenues from these operations should surpass $150 million per year by the end of 2019. PHI Group’s management believes the acquisition of Vinafilms, expected to close by September 30, 2018, will enable PHIL to upgrade to the Nasdaq Stock Market in the very near future.

PHI Group will use its newly incorporated wholly owned subsidiary “American Pacific Plastics, Inc.” as the special purpose vehicle to hold the majority interest in Vinafilms and file a registration statement with the Securities and Exchange Commission for it to become a separate publicly traded entity, which will help facilitate financing Vinafilms’ growth and accelerating its rollup strategy.

Henry Fahman, Chairman and CEO of PHI Group, stated: “We are delighted to work with Vinafilms’ talented and professional management and capitalize on our combined strengths to create substantial value for shareholders of both companies, thanks to imminent enhanced ability to access international capital markets and acquire other targets to execute our growth and expansion strategy.”

About PHI Group, Inc.

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

Safe Harbor

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may”, “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipates”, “draft”, “eventually” or “projected”, which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact: PHI Group, Inc. Henry Fahman info@phiglobal.com